Exhibit 10.26

FORM OF

VONTIER CORPORATION

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

Election Form

This Agreement made as of                     ,          by and between                              (the “Participant”), and Vontier Corporation (the “Company”) pursuant to the Vontier Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Sub-Plan”).

WHEREAS, the Company has established the Sub-Plan under the Vontier Corporation 2020 Stock Incentive Plan (the “2020 Stock Incentive Plan”) for the benefit of its eligible non-employee Directors, and the Participant is eligible to make an election regarding (a) the form in which the Participant will receive all of his or her aggregate Annual Retainer in any Deferral Year pursuant to the terms and conditions of the Sub-Plan and (b) the time of payment of his or her Annual Retainer and his or her Annual Equity Grant.

NOW, THEREFORE, the parties agree as follows:

(i) General. Capitalized terms not defined herein shall have the same meaning as set forth in the 2020 Stock Incentive Plan or the Sub-Plan. In the event of a conflict or inconsistency between this Election Form and the Sub-Plan, the Sub-Plan shall control.

(ii) Election of Medium of Payment. The Company and the Participant agree that the Annual Retainer payable to the Participant with respect to services performed during a Deferral Year beginning after the date hereof (or with respect to a newly-appointed Director, during the remainder of the Deferral Year after this Election Form is submitted to the Administrator), and each Deferral Year thereafter except to the extent this Election Form is changed, shall be paid in the form of:

Please check one alternative for each the following:

1.	100% of Annual Base Retainer*	☐ Cash Base Retainer/Fixed Rate (if deferred)	☐ Equity Base Retainer

2.	100% of Annual Member Retainer*+	☐ Cash Member Retainer/Fixed Rate (if deferred)	☐ Equity Member Retainer

3.	100% of Annual Committee Chair Retainer*+	☐ Cash Committee Chair Retainer/Fixed Rate (if deferred)	☐ Equity Committee Chair Retainer

4.	100% of Annual Board Chair Retainer*	☐ Cash Board Chair Retainer/Fixed Rate (if deferred)	☐ Equity Board Chair Retainer

*Note: Cash Retainer/Fixed Rate will apply unless the Equity Retainer option is affirmatively selected. Should the Equity Retainer be elected, no fractional shares shall be issued. Cash in lieu of fractional shares shall be paid.

+For avoidance of doubt, any election of an Equity Retainer and deferral or a deferral of Cash Retainers applies solely to retainers associated with membership on one or more of the Board’s standing committees (and not to any special or ad hoc committees).

(iii) Election of Time and Form of Payment. The Company and the Participant agree that, if the Participant does not make an alternative deferral election below, then any Cash Retainer will be paid in four, equal installments following each quarter of service, and any Equity Retainer and Annual Equity Grant will be converted into stock as soon as practicable after vesting.

The Participant may elect to have his or her Annual Retainer or Annual Equity Grant converted into stock at a time or in a form other than the default time and form of payment indicated above by indicating the desired payment time and form below.

Election to Defer (check any that are applicable)

1.	☐	Cash Retainer

2.	☐	Equity Retainer

3.	☐	Annual Equity Grant

4.	☐	Annual Board Chair Equity Grant

Election of Payment Commencement (check only one and indicate year if applicable):

1.	☐	Separation from Service

2.	☐	Earlier of Separation from Service and January 1, (indicate year of payment commencement)

If an election to defer has been made and no payment commencement date is selected, then Separation from Service will be deemed to have been selected.

Method of Payment of Deferred Amounts (check only one and indicate number of annual installments if applicable)

1.	☐	In a Lump Sum

2.	☐	In Annual Installments (may not exceed 5 annual installments)

If an election to defer has been made and no method of payment is selected, then lump sum will be deemed to have been selected.

Beneficiary Payment Elections for Cash Deferral (check one)

The Participant hereby elects that, in the event death occurs PRIOR to the commencement of payment of deferred amounts, payments shall be made to the designated beneficiary as follows:

1.	☐	In a Lump Sum

2.	☐	In Annual Installments (may not exceed 5 annual installments)

If no form of payment is elected, then the deferred amounts will be paid in a lump sum.

In the event that death occurs AFTER one or more annual payments have been made, payment of the balance due will be made to the designated beneficiary as follows: (check one)

1.	☐	In a Lump Sum

2.	☐	Annual Payments to Continue as Scheduled until the Balance is Exhausted

If no form of payment is elected, then the deferred amounts will be paid in a lump sum.

In the event the participant elected: (i) to defer conversion of the Annual Equity Grant or Annual Board Chair Equity Grant or (ii) an Equity Retainer in lieu of a Cash Retainer and death occurs prior to the election period, the conversion will occur as soon as practicable and distribution of the common stock will be made to the designated beneficiary.

(iv) Timing and Irrevocability of Election. Once a Participant has submitted an Election Form, the Participant may only change the Election Form, or change the form of his or her Annual Retainer, if he or she notifies the Administrator in writing of the change prior to December 31 of the calendar year preceding the Deferral Year for which the change is to be effective. If the Participant changes his or her election, the change shall be effective beginning with the Deferral Year following the calendar year in which the change is made. With regard only to a Participant who is initially appointed as a Director after December 31 of the calendar year preceding the Deferral Year for which the election is to be effective, this Election Form must be received no later than the date the Participant initially becomes eligible to participate in the Sub-Plan to be effective.

(v) Participant Acknowledgement. The Participant acknowledges receipt of the Sub-Plan, the 2020 Stock Incentive Plan and the prospectus relating thereto and agrees to be bound by all the terms and provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

By:
Participant		Name:
Title: